EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Financial Institutions, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-4 of Financial Institutions, Inc. related to the merger agreement with Bank of Avoca of our report dated January 22, 2002, relating to the consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Financial Institutions, Inc.

We also consent to the reference to our firm under the heading "Experts" in the registration statement.


         /s/ KPMG LLP


 Buffalo, New York
 March 11, 2002